EXHIBIT 10.04

Mark C. Shepherd
28 Chestnut Place
Danville, CA 94506

Dear Mark:

March 15, 2001

On behalf of Egghead.com I am pleased to offer you the position of Chief Financial Officer and Sr. Vice President, reporting to me in my role as President & CEO. You will start working with us during the latter part of March on some date mutually agreed upon between the two of us.

Your annual base salary will be $250,000 paid in 26 increments over the course of the year. After we reach profitability, you will participate in Egghead's Sr. Management Bonus Program, which can add substantial income in the form of variable cash compensation.

In the event that you are involuntarily terminated, except for a Termination for Cause as defined below, you will be paid 6 months of base salary in a lump sum within 30 days of your termination date. Further, if you voluntarily terminate within six months following the close of a Change of Control transaction as defined below, because your duties, responsibilities, or compensation is materially diminished, or the location of your office is changed by more than 50 miles, you will be paid 6 months base salary in a lump sum within 30 days of your termination date.

You will receive an option to purchase 500,000 shares of Egghead common stock, subject to board approval. 375,000 shares of this stock will vest monthly over a four-year period after a six-month "cliff". Your stock option price for this option will be based upon the closing price of Egghead.com stock the workday prior to the commencement of your employment with us. The remaining 125,000 shares of stock will be in the form of a Time Accelerated Sock Option Program (TASOP). This is a new program for Egghead and will be introduced early in the second quarter of 2001.

Your strike price for this second option will be based upon the closing price of Egghead.com stock the day before the program is announced. This option either vests ratably over a 36 month period after a six-month cliff, or as Egghead reaches profitability, whichever occurs first. On the day we publicly announce that the company made a profit during the previous quarter, 50% of the shares vest. On the day we publicly announce that Egghead earned 2% in net income during the previous quarter, an additional 25% of the shares vest. Finally, on the day we publicly announce that the company earned 3% in net income during the previous quarter the remaining 25% of the shares vest. Net income excludes special charges that are related to acquisitions, amortization/write-off of goodwill and acquired R&D, special compensation charges, etc.

Egghead provides employees a wide array of benefits including a 401(K) plan through Fidelity Investments and an Employee Stock Purchase Plan. Most of these benefits, including health care benefits will begin on the first day of your employment. A brochure describing all our benefits plans is enclosed.

You will be required to sign a standard Employee Inventions and Assignment Agreement and an Acknowledgement and Receipt of Egghead.com's Employee Handbook. Your employment will at all times be "at will", which means that you or Egghead can terminate your employment at any time with or without cause. There will be no express or implied agreements to the contrary.

Please sign and return a copy of this letter to indicate your acceptance of our offer. This offer is contingent on the completion of a background check. If you have any questions, please feel free to call me or any other member of the executive staff. This offer expires if not signed and returned by Friday, March 16, 2001. You may fax it to me on (650) 473 6990.

Sincerely,

/s/ Jeff Sheahan

Jeff Sheahan

President & CEO

I accept this job offer as described above:

Signature: /s/ Mark C. Shepherd Date:3/15/01

Definition of Termination for Cause: The company's termination of an executive's employment for (I) willful failure or refusal without proper cause, to substantially perform his duties as an employee of the company; (ii) the executive's conviction for any criminal act, except that a misdemeanor conviction shall not constitute "Termination for Cause" unless it shall have involved misappropriate use of funds or property, fraud, or other similar activity which bears directly upon the executive's ability to perform faithfully his duties as an employee of the Company. The executive shall have an opportunity to appeal such termination to the board of directors of the company.

Definition of Change of Control Transaction: (i) a merger or consolidation in which the voting shares of the Corporation immediately before the merger or consolidation do not represent, or are not converted into shares representing, a majority of the voting poser of the surviving corporation; (ii) a transfer of shares representing more than 50% of the voting power of the Corporation to a single entity or person or group of related entities or persons; or (iii) a sale of substantially all of the assets of the Corporation.